UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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DECKERS OUTDOOR CORPORATION

(Name of Registrant as Specified In Its Charter)

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Deckers Reminds Stockholders to Vote “FOR” ALL of Deckers’ Nominees on the WHITE Proxy Card

Highlights the Strengths of Deckers Board and Company’s Positive Momentum

GOLETA, Calif. – December 11, 2017 – Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, urged stockholders to vote TODAY “FOR” ALL of Deckers’ highly qualified, experienced nominees on the WHITE proxy card.

Deckers’ 2017 Annual Meeting of Stockholders is just a few days away and will be held on December 14, 2017. It is imperative that stockholders vote as soon as possible. All stockholders’ votes are extremely important, no matter how many shares they own.

Deckers’ proxy statement and other important information related to the Annual Meeting can be found on the company’s website at www.votedeckers.com.

VOTE “FOR” ALL OF DECKERS’ NOMINEES ON THE WHITE PROXY CARD TODAY

Deckers encourages stockholders to vote for continued value creation, focused execution of a long-term strategic, transformation plan, and highly qualified directors with relevant experience. The best choice for stockholders is clear: vote “FOR” ALL of Deckers’ nominees on the WHITE proxy card.

Here are the facts:

●	Deckers’ shares have outperformed its proxy peers over the last five years. Using the current market price, Deckers is outperforming its proxy peers by over 35% over the last five years.[1] Our stock hit a fresh 52-week high of $78.38 on December 8, 2017.
●	Deckers has increased gross profit margin and reduced spend by improving input costs, shortening product development cycles, rationalizing our retail footprint, consolidating offices and controlling indirect spend. Our recent results in the second quarter of fiscal year 2018 demonstrate the power of our transformation, as we generated a 220 basis point increase in gross margin as compared to the same period last year, in addition to delivering earnings per share that were ahead of expectations.
●	Deckers is returning capital to all stockholders through our recently announced $400 million stock repurchase plan – the most significant in our history – which we expect to complete by year-end fiscal 2020.
●	Deckers has an experienced Board focused on growing stockholder value. The current Board has been a significant agent of change to improve Deckers’ performance and is firmly committed to continuing to evolve. To meet the needs of our consumers, win in the marketplace and deliver value to stockholders, the Board is seeking individuals with highly additive skills and relevant experience. We have retained a leading national director search firm and are actively engaged in a search process to identify at least two new qualified independent directors well in advance of the 2018 Annual Meeting (expected to be held in September 2018). Further, the Board and search firm will consider all director candidates suggested by stockholders, including those proposed by Marcato Capital Management LP

1 “Current” market date reflects market data as of 12/07/17, with five-year market performance measured against market data as of 12/07/12

(“Marcato”). The appointment of new directors will coincide with an equal number of retirements from the existing Board.

In contrast, Marcato is seeking to implement risky and value-destructive proposals at the expense of ALL Deckers stockholders. We strongly believe that Marcato’s plan will introduce substantial risk to your investment and will not create sustainable stockholder value.

Do NOT allow Marcato to derail Deckers’ progress:

●	Marcato’s nominees are unvetted and unqualified. Marcato’s three director nominees lack the relevant skills, experience and fundamental understanding of Deckers’ global, multi-brand business and the evolving retail industry necessary to add value. Only one has ever served on the board of a public company, and that same nominee is the only one with any C-level executive experience. The Deckers Board will not benefit from the addition of a retired investment banker, a retired non-luxury marketer, and a public relations consultant. If Marcato’s nominees are elected, we would immediately lose the experience and guidance of our Chairman and two critical committee members with exceptional industry knowledge.
●	Marcato insists on recklessly and rapidly closing our stores, even profitable ones, which would significantly affect our profitability and would require substantial cash outlay. Instead, Deckers is prudently reducing store count while limiting unnecessary lease termination fees and preserving profitable stores. We believe that our retail stores are of critical importance to effectively engage with our consumers and drive e-commerce sales.
●	Marcato wants to sell our non-UGG brands, which provide important diversification and growth opportunities, and implement draconian cuts, which would significantly reduce profitability and endanger longer-term growth potential.
●	Marcato believes Deckers should take on significant debt. We firmly believe that in the current environment, Marcato’s proposal exposes stockholders to excessive risk.

TIME IS SHORT – PROTECT YOUR INVESTMENT AND FUTURE UPSIDE BY VOTING

“FOR” ALL OF DECKERS’ NOMINEES TODAY BY TELEPHONE OR BY INTERNET TO ENSURE THAT YOUR
SHARES ARE REPRESENTED AT THE DECEMBER 14TH ANNUAL MEETING

We are confident that the current Deckers Board is well positioned to guide Deckers into the future and maximize value for all stockholders. Leading independent proxy advisory firms agree: both Glass, Lewis & Co. and Egan-Jones Ratings Company recommend that stockholders vote “FOR” ALL of Deckers’ nominees on the WHITE proxy card.

PLEASE VOTE THE WHITE PROXY CARD

The Deckers Board unanimously urges stockholders to vote “FOR” ALL of Deckers’ nominees on the WHITE proxy card TODAY. Discard any Gold proxy card materials that you may receive from Marcato. If you have already returned a Gold proxy card, you can change your vote by voting the WHITE proxy card TODAY by telephone or by Internet. Only your latest-dated proxy card will be counted.

THE ANNUAL MEETING IS FAST APPROACHING!

PLEASE VOTE TODAY BY TELEPHONE OR BY INTERNET, USING THE WHITE PROXY CARD!

If you have questions, need assistance in voting your shares, or wish to change a prior vote, please contact:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free:

(877) 750.0625 (from the U.S. and Canada)

or

(412) 232.3651 (from other locations)

Remember, please simply discard any Gold proxy card you may receive from Marcato. Your Board does not endorse any of Marcato’s nominees and we urge you to NOT submit any proxy using Marcato’s Gold proxy card, even as a protest vote. A withhold vote on Marcato’s Gold proxy card will revoke any earlier proxy that you have submitted to Deckers.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding Deckers’ future strategies and cost-reduction initiatives and expectations for future annual meetings. Deckers has attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent management’s current expectations and predictions about trends affecting Deckers’ business and industry and are based on information available as of the time such statements are made. Although Deckers does not make forward-looking statements unless it believes that it has a reasonable basis for doing so, Deckers cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause Deckers’ actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in Decker’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as well as in its other filings with the Securities and Exchange Commission.

Except as required by applicable law or the listing rules of the New York Stock Exchange, Deckers expressly disclaims any intent or obligation to update any forward-looking statements, or to update the reasons that actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in Deckers’ expectations, or as a result of the availability of new information.

Contacts
Investors:

Deckers Brands

Steve Fasching, 805-967-7611

VP, Strategy & Investor Relations

or

Innisfree M&A Incorporated

Arthur B. Crozier, 212-750-5833

or

Media:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Amy Feng, 415-869-3950